Calculation of Filing Fee Tables
S-3
AGREE REALTY CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Guarantees of 5.600% Notes due 2035	Other				0.0001531	$ 0.00
Fees to be Paid	2	Debt	Agree Limited Partnership 5.600% Notes due 2035	457(r)	400,000,000		$ 397,188,000.00	0.0001531	$ 60,809.48
Fees to be Paid	3	Debt	Guarantees of 5.600% Notes due 2035	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 397,188,000.00		$ 60,809.48
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 60,809.48
Offering Note
[1]	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantee of Agree Realty Corp being registered hereby.

[2]	The registration fee of the Notes offered by Agree Limited Partnership is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrants' Registration Statement on Form S-3 (File No. 333- 271668) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

[3]	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantees of the subsidiary guarantors being registered hereby.